Exhibit 3.1


          AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                 OF
                   DOSKOCIL COMPANIES INCORPORATED


          Pursuant to the provisions of Sections 245 and 303 of the General Corporation Law of the State of Delaware, Doskocil
Companies, Incorporated, a Delaware corporation (the
"Corporation"), hereby certifies as follows:

          1. On September 26, 1991, the United States Bankruptcy Court for the District of Kansas, Topeka Division (the "Bankruptcy Court"), pursuant to the provisions of Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 1101 et seq., confirmed the Third Amended Joint Plan of Reorganization for the Corporation and Chapter 11 Affiliates, as modified (the "Plan"), In re Doskocil Companies Incorporated, et al., Reorganization Case Nos. 90-40414-
11 to 90-40432-11.

          2. The Corporation was incorporated under the laws of the State of Delaware in 1964 under the name "American Export
Isbrandsten Company" by filing of its original Certificate of Incorporation with the Delaware Secretary of State.

          3. The Plan provides that the Amended and Restated Certificate of Incorporation of the Corporation be further amended and restated in its entirety as of the Effective Date (as defined in the Plan), so that, as further amended and restated, the Corporation's Amended and Restated Certificate of Incorporation shall be duly adopted pursuant to Sections 245 and 303 of the Delaware General Corporation Law (the "DGCL") and shall read in full as follows:


          ARTICLE FIRST:  NAME.  The name of the Corporation is
Doskocil Companies Incorporated.


          ARTICLE SECOND: REGISTERED OFFICE AND REGISTERED AGENT. The registered office of the Corporation in the State of Delaware shall be located at 1209 Orange Street, City of Wilmington, County of New Castle. The name of the resident agent in charge thereof is The Corporation Trust Company.


          ARTICLE THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as presently in effect or as it may hereafter be amended.


          ARTICLE FOURTH:  AUTHORIZED CAPITAL STOCK.

          Section 4.1 Authorization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-Four Million (24,000,000) shares, of which Twenty Million (20,000,000) shares shall be common stock, $.01 par value per share (the "Common Stock") and Four Million (4,000,000) shares shall be preferred stock, par value $.01 per share (the "Preferred Stock"). Authority is hereby expressly vested in the Board of Directors, subject to the limitations prescribed by law, to authorize the issuance from time to time of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of a majority of the Board of Directors of the Corporation the number of shares within such series and the powers, designations, preferences, and relative, participating, optional or other rights thereof, if any, or the qualifications, limitations or restrictions thereof, if any.

          Section 4.2    Nonvoting Shares.  Notwithstanding
anything to the contrary contained in the DGCL, the Corporation shall not, to the extent required by 11 U.S.C. Section 1123(a)(6), issue any class or series of capital stock without voting rights or with less than proportional voting rights.


     ARTICLE FIFTH:  LIMITATION ON TRANSFER BY FIVE PERCENT OWNERS.

          Section 5.1 Certain Transfers Prohibited. Until (i) the date that is two (2) years after (A) the Effective Date (as defined in the Plan) or (B) if the Corporation makes an election under applicable law to treat a date subsequent to the Effective Date (the "Election Date") as the date of the "ownership change" under Section 382 of the Internal Revenue Code of 1986, as amended from time to time ("IRC Section 382"), the Election Date, or (ii) such earlier date as shall be designated by the Board of Directors of the Corporation, no individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under
Section 14(d)(2) of the Securities Exchange Act of 1934 (each a "Person"), who beneficially owns directly or through attribution (as determined under IRC Section 382) five percent (5%) or more of the outstanding shares of Common Stock or who, upon the acquisition of any shares of Common Stock, would beneficially own directly or through attribution (as determined under IRC Section 382) five percent (5%) or more of the outstanding shares of Common Stock (a "Five Percent Holder") shall sell, transfer, dispose, purchase or acquire or contract to sell, transfer, dispose, purchase or acquire in any manner whatsoever, whether voluntarily or involuntarily, by operation of law or otherwise (any such sale, transfer, disposition, purchase, acquisition or contract being a "Transfer"), any shares of Common Stock except as authorized pursuant to this ARTICLE FIFTH. For purposes of this ARTICLE FIFTH, except for
Section 5.4 hereof, "Common Stock" shall include any securities convertible into of exchangeable for shares of Common Stock, or any option, warrant or other right to Transfer shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock.

          The restrictions contained in this ARTICLE FIFTH are for the purpose of reducing the risk that any change in stock ownership may jeopardize the preservation of the Corporation's federal income tax attributes. In connection therewith, and to provide for the effective policing of these provisions, any Five Percent Holder who proposes to Transfer shares of Common Stock shall, prior to the date of the proposed Transfer, request in writing (a "Request") that the Board of Directors of the Corporation (or any committee of the Board of Directors authorized to review and determine whether to authorize Requests (the "Transfer Review Committee")) or any officer of the Corporation designated by the Board of Directors to review and determine whether to authorize Requests (the "Transfer Review Officer") review the proposed Transfer and authorize the proposed Transfer pursuant to Section 5.3 of this ARTICLE FIFTH.
A Request shall be mailed or delivered to the Chief Executive Officer of the Corporation at the Corporation's principal place of business or telecopied to the Corporation's telecopier number at its principal place of business. Such Request shall be deemed to have been delivered when actually received by the Corporation. A Request shall include (i) the name, address and telephone number of the Five Percent Holder, (ii) a description of the shares of Common Stock proposed to be Transferred by or to the Five Percent Holder,
(iii) the date on which the proposed Transfer is expected to take place, and (iv) the names of the parties to the Transfer or the method by which the proposed Transfer is to be effected. Within five (5) business days after receipt by the Chief Executive Officer of a Request, a meeting of either the Board of Directors or the Transfer Review Committee shall be held for the purpose of determining, or the Transfer Review Officer shall determine, whether to authorize the proposed Transfer described in the Request under Section 5.3 of this ARTICLE FIFTH. The Board of Directors, Transfer Review Committee, or the Transfer Review Officer, as the case may be, shall conclusively determine whether to authorize the proposed Transfer and shall immediately cause the Five Percent Holder making the Request to be informed of such determination.

          Section 5.2 Effect of Unauthorized Transfer. Any Transfer of Common Stock in violation of this ARTICLE FIFTH shall be null and void. In the event of an attempted or purported Transfer of Common Stock in violation of this ARTICLE FIFTH, the Corporation shall be deemed to be the exclusive and irrevocable agent for the transferor of such Common Stock for the limited purpose of consummating a sale of such shares to an eligible transferee, which may include, without limitation, the transferor or, at the same purchase price paid in the attempted or purported Transfer, the Corporation. The record ownership of the subject shares shall remain, to the extent practicable, in the name of the transferor until the shares have been sold by the Corporation or its assignee, as agent, to an eligible transferee in accordance with this ARTICLE FIFTH; provided, that even if an attempted or purported Transfer is shown in the Corporation's transfer records, all rights of beneficial ownership in the Common Stock shall remain in the transferor until such shares are transferred to an eligible transferree. The Corporation shall be entitled to assign its agency hereunder to any person or entity including, but not limited to, the intended transferee of the shares, for the purpose of effecting a permitted sale of such shares. Neither the Corporation, as agent, nor any assignee of its agency hereunder, shall be deemed to be a stockholder of the Corporation nor be entitled to any rights of a stockholder of the Corporation. The rights to vote and to receive dividends and liquidating distributions with respect to such shares shall remain, to the extent practicable, with the transferor. The intended transferee shall not be entitled to any rights of stockholders of the Corporation, including, but not limited to, the rights to vote or to receive dividends and liquidating distributions with respect to such shares. In the event of a permitted sale and transfer, whether by the Corporation or its assignee, as agent, the proceeds of such sale shall be applied first to reimburse the Corporation or its assignee for any expenses incurred by the Corporation acting in its role as the agent for the sale of such shares, second to the extent of any remaining proceeds, to reimburse the intended transferee for any payments made to the transferor by such intended transferee for such shares, and the remainder, if any, to the extent practicable, to the original transferor.

          Section 5.3 Authorization of Transfer of Common Stock by a Five Percent Holder. The Board of Directors, Transfer Review Committee, or Transfer Review Officer, as the case may be, shall authorize a Transfer pursuant to a Request if such Transfer will not jeopardize the Corporation's preservation of its federal income tax attributes pursuant to IRC Section 382. A Transfer will be deemed to jeopardize the Corporation's preservation of its federal income tax attributes pursuant to IRC Section 382 if the percentage of Common Stock owned by one or more "5-percent shareholders" (as such term is used in IRC Section 382(g)) has increased or by such Transfer would increase by more than fifteen (15) percentage points over the lowest percentage of stock owned by it or them during the "testing period" provided in IRC Section 382(i). In deciding whether to authorize any proposed Transfer, the Board of Directors, Transfer Review Committee, or Transfer Review Officer, as the case may be, may seek the advice of counsel with respect to the Corporation's preservation of its federal income tax attributes pursuant to IRC Section 382 and may request all relevant information from the Five Percent Holder with respect to all Common Stock directly or indirectly owned by such Five Percent Holder.
Any Person who makes a Request of the Board of Directors, Transfer Review Committee, or Transfer Review Officer pursuant to this ARTICLE FIFTH to Transfer shares of Common Stock shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Transfer of Common Stock, including, without limitation, the Corporation's costs and expenses incurred in determining whether to authorize that proposed Transfer.

          Section 5.4 Legend on Certificates. All certificates evidencing shares of Common Stock issued by the Corporation shall conspicuously bear the following legend:

          The Corporation's Certificate of Incorporation contains restrictions prohibiting the sale, transfer, disposition, purchase or acquisition of any Common Stock of the Corporation without the authorization of the Corporation's Board of Directors or designated officer by or to any holder (a) who beneficially owns directly or through attribution (as determined under Section 382 of the Internal Revenue Code of 1986, as amended from time to time (the "IRC")) 5% or more of any class of the then issued and outstanding shares of Common Stock of the Corporation or (b) who, upon the sale, transfer, disposition, purchase or acquisition of any shares of Common Stock of the Corporation, would beneficially own directly or through attribution (as determined under Section 382 of the IRC) 5% or more of any class of the then issued and outstanding shares of Common Stock of the Corporation. The Corporation will furnish a copy of its Certificate of Incorporation to the holder of record of this certificate without charge upon written request to the Corporation at its principal place of business.


          ARTICLE SIXTH: CLASSIFICATION OF THE BOARD OF DIRECTORS. Directors of the Corporation will be divided into three classes, as nearly equal in number as possible, with the initial term of office of the first class of Directors to expire at the 1992 Annual Meeting of Stockholders of the Corporation, the initial term of office of the second class of Directors to expire at the 1993 Annual Meeting of Stockholders of the Corporation, and the initial term of office of the third class of Directors to expire at the 1994 Annual Meeting of Stockholders of the Corporation. At each Annual Meeting of Stockholders of the Corporation, Directors elected to succeed those Directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, as nearly as possible, the equality of the number of Directors in each class, and when the number of Directors is increased and newly created directorships are filled by the Board of Directors, the terms of the additional Directors shall expire at the next election of the class for which such Directors have been chosen. In no case will a decrease in the number of Directors shorten the term of any incumbent Director.


          ARTICLE SEVENTH:  STOCKHOLDERS.

          Section 7.1 Annual Meeting. The Annual Meeting of the Stockholders of the Corporation shall be held as provided in the Corporation's Bylaws, as such Bylaws may be amended from time to time.

          Section 7.2 Special Meetings. Special Meetings of the Stockholders of the Corporation may be called by the Corporation upon the written request of the holders of record of outstanding shares representing at least 25% of the voting power of all the shares of the Corporation then entitled to vote on the issue or issues to be presented, by the Chief Executive Officer of the Corporation, or by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

          Section 7.3 First Annual Meeting. The first Annual Meeting of the Stockholders of the Corporation following the Effective Date shall take place on a date designated by the Board of Directors of the Corporation which shall in no event be more than twelve (12) months after the Effective Date.


          ARTICLE EIGHTH: IMPLEMENTATION OF THE PLAN. Pursuant to the provisions of the Plan, on the Effective Date, the Corporation shall issue and deliver to the Disbursing Agent (as defined in the Plan) Six Million (6,000,000) shares of Common Stock to be available for distribution as described in the Plan.

          By virtue of the Plan and without any action on the part of the holder thereof, on the Effective Date each and every share of the Existing Common Stock of Doskocil (as defined in the Plan) shall no longer be outstanding, shall be cancelled and retired, and shall cease to exist, and each holder of a certificate representing any shares of Existing Common Stock of Doskocil shall thereafter cease to have any rights with respect to such Existing Common Stock of Doskocil, except the right to participate in the distribution of Common Stock as provided in the Plan in accordance with this ARTICLE EIGHTH. All options, warrants, or other rights to acquire any Existing Common Stock of Doskocil which have not been exercised by the Effective Date shall, by virtue of the Plan, be cancelled and retired and cease to exist.

          If shares of Common Stock are to be issued to a person other than the registered holder of the certificate surrendered, it shall be a condition of such issuance that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay any transfer taxes or other taxes required by reason of such issuance to a person other than the registered holder of the certificate surrendered. If a holder of any certificate representing any shares of Existing Common Stock of Doskocil is unable to surrender such certificate because it is destroyed, lost or stolen, such holder may be issued Common Stock in respect of Existing Common Stock of Doskocil evidenced by such certificate upon presenting to the Disbursing Agent, in a form acceptable to the Disbursing Agent: (i) proof of such holder's title to such Existing Common Stock of Doskocil; (ii) proof of the destruction or theft of such certificate or an affidavit to the effect that the same has been lost and after diligent search cannot be located; and
(iii) such indemnification as may be required by the Disbursing Agent and all other persons deemed appropriate by the Disbursing Agent from any loss, action, suit or any claim whatsoever which may be made as a result of such holder's receipt of Common Stock.


          ARTICLE NINTH: BYLAWS. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is authorized and empowered to make, alter, amend and repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware.


          ARTICLE TENTH: INDEMNIFICATION. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as presently in effect or as it may hereafter be amended, indemnify all persons whom it may indemnify pursuant thereto and advance expenses of litigation to Directors and Officers when so requested.


          ARTICLE ELEVENTH: EXCULPATION. To the fullest extent permitted by the DGCL, as presently in effect or as it may hereafter be amended, a Director of this Corporation shall not be liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director.


          ARTICLE TWELVETH: COMPROMISE OR ARRANGEMENT OF CLAIMS. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its Stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the Stockholders or class of Stockholders, of this Corporation, as the case may be, and also on this Corporation.


          ARTICLE THIRTEENTH: AMENDMENT. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereinafter provided by statute, and all rights conferred upon Stockholders herein are granted subject to this reservation; provided, however, that the affirmative vote of Seventy-Five Percent (75%) of the shares of Common Stock entitled to vote thereon shall be required to delete, modify, or amend any provision of ARTICLE FIFTH, ARTICLE SIXTH, or this ARTICLE THIRTEENTH of this Amended and Restated Certificate of Incorporation.

          IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by Bryant P. Bynum, its Vice President, and attested by its Secretary this 18th day of March, 1994.


                              DOSKOCIL COMPANIES INCORPORATED


                              By:(Bryant P. Bynum)

                                   Bryant P. Bynum
                                   Vice President

ATTEST:


(Darian B. Andersen)
Darian B. Andersen
Secretary